Hoak Public Equities, L.P. SC 13D/A

Exhibit 99.2

SUPPORT AGREEMENT

This Support Agreement, dated June 6, 2024 (this “Agreement”), is by and among the persons and entities listed on Exhibit A hereto (collectively, “Stockholder”), Britain Peakes (the “Appointee”) and Noodles & Company (the “Company”).

RECITALS

WHEREAS, the Company and Stockholder have engaged in various discussions and communications concerning the Company’s business, financial performance and other matters;

WHEREAS, Stockholder is deemed to beneficially own shares of common stock of the Company, par value $0.01 (the “Common Stock”), totaling, in the aggregate, 4,300,000 shares, or approximately 9.48%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders and Stockholder has determined that it is in its best interests to come to an agreement with respect to certain matters in respect of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Representation and Board Matters.
(a)	The Company currently has one (1) vacancy on the Board and has appointed the Appointee to fill this vacancy. The Appointee has previously executed and delivered to the Company a completed director and officer questionnaire, in the form provided to Stockholder.
(b)	At all times while serving as a member of the Board, the Appointee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees (all subject to Section 4 of this Agreement).
(c)	If at any time after the date hereof Stockholder or any of the Stockholder Affiliates breaches in any material respect any of the terms of this Agreement and (A) if such breach is curable, fails to cure such breach within five days following the receipt of written notice thereof from the Company specifying such breach or (B) if such breach is not curable, immediately upon the receipt of written notice thereof from the Company specifying such breach, the Appointee shall resign immediately and the Company shall have no further obligations under this Section 1.

(d)	Upon the execution of this Agreement, Stockholder irrevocably agrees not to (i) nominate any person for election at the 2025 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2025 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2025 Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates to do any of the items in this Section 1(d). Stockholder shall not publicly or privately encourage or support any other stockholder or third party to take any of the actions described in this Section 1(d).
(e)	The Company agrees that, unless (x) the Board otherwise determines in good faith that it would not be in the best interests of the Company or its stockholders and/or (y) the Stockholder’s Net Long Position is less than nine percent (9.0%) (expressed as a percentage of the Company’s then outstanding shares of Common Stock) as of any date between the date hereof and the filing of the proxy statement for the 2025 Annual Meeting, it shall take all necessary actions to nominate the Appointee as a director for election to the Board at the 2025 Annual Meeting, to list the Appointee in the proxy statement and the proxy card prepared, filed and delivered in connection with the 2025 Annual Meeting and to solicit proxies for the election of the Appointee at the 2025 Annual Meeting in the same manner as it solicits proxies for the election of the Company’s other director nominees, and recommend for election the Appointee at the 2025 Annual Meeting in the same manner as it recommends for the election of the Company’s other director nominees.
(f)	Notwithstanding anything to the contrary, (i) if Appointee is not elected to the Board at the 2025 Annual Meeting, Section 2 of this Agreement (including all provisions thereunder) and Section 5 shall automatically terminate in their entirety and have no further force and (ii) if the Company notifies Stockholder in writing at least ten (10) business days prior to the expiration of the Standstill Period that it intends to nominate Appointee as a director for election at the Company’s 2026 Annual Meeting, (A) all references in Section 1(d) and 1(e) to the “2025 Annual Meeting” shall be deemed to refer to the “2026 Annual Meeting” and (B) the reference to the “2026 Annual Meeting” in Section 2(a) shall be deemed to be the “2027 Annual Meeting” (i.e., the Standstill Period shall be deemed extended for an additional approximate one year); provided that, if such notification is made but Appointee is not elected to the Board at the 2026 Annual Meeting, then Section 2 of this Agreement (including all provisions thereunder) and Section 5 shall automatically terminate in their entirety and have no further force and effect.

2.	Certain Other Matters.
(a)	Stockholder agrees that, from the date of this Agreement until the later of (x) 12:01 a.m. on the 30th day prior to the advance notice deadline for making director nominations at the 2026 annual meeting of shareholders and (y) thirty days after the date that the Appointee ceases to serve as a director (the “Standstill Period”), no member of Stockholder shall, directly or indirectly, and each member of Stockholder shall cause each Stockholder Affiliate not to, directly or indirectly (it being understood and agreed that the following restrictions shall not apply to the Appointee’s boardroom discussions conducted solely in such person’s capacity as a director of the Company):

(i)	(A) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined herein), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any Third Party (as defined herein) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter) or (B) control or exert influence over or seek to control or exert influence over the voting of any Voting Securities as to which a Third Party that is a counterparty to any Net Long Position of Stockholder possesses power to vote or direct the voting (other than such control or influence that is consistent with Company management’s recommendation in connection with such matter);

(ii)	encourage, advise or influence any other person or assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);
(iii)	form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (including any Net Long Position), or otherwise support or participate in any effort by a Third Party with respect to the matters set forth herein;
(iv)	present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board;
(v)	sell, offer or agree to sell directly or indirectly, through swap, hedging, derivative transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Stockholder to any person or entity not a party to this agreement (a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would knowingly increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board;
(vi)	grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting or special meeting except as provided in Section 2(b) below, or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vii)	make any request for shareholders list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;
(viii)	institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) (other than for purposes of enforcement of this Agreement);
(ix)	without the prior approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or participate in, effect or seek to effect, any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, extraordinary dividend, significant share repurchase, or any similar transaction or other business combination involving the Company or any of its subsidiaries or its or their securities or a material amount of the assets or businesses of the Company, any of the Company’s Affiliates, or any subsidiary, business, venture or division of the foregoing, or encourage, initiate or support any other Third Party in any such activity;
(x)	purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Voting Securities, if in any such case, immediately after the taking of such action, Stockholder would, in the aggregate, collectively beneficially own, or have an economic interest in, an amount that would exceed twenty percent (20.0%) of the then outstanding shares of Common Stock;
(xi)	take any action, alone or with a Third Party, in support of or make any proposal or request, other than through the Appointee, that constitutes (A) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, share repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure or (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws;
(xii)	enter into any discussions, negotiations, arrangements or understandings with any Third Party with respect to the matters set forth in this Section 2(a);
(xiii)	request, directly or indirectly, any amendment or waiver of the foregoing which request would reasonably likely require public disclosure by Stockholder or the Company; or
(xiv)	contest the validity of, or publicly request any waiver of, the obligations set forth in this Section 2(a).
(b)	Until the end of the Standstill Period, Stockholder and the Stockholder Affiliates shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of shareholder action by written consent (each a “Shareholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Shareholders Meeting, to be present for quorum purposes and to be voted, at all such Shareholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Shareholders Meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business that comes before any Shareholder Meeting, including with respect to the 2025 Annual Meeting and, if the Standstill Period is extended and in effect pursuant to Section 1(f)(ii), the 2026 Annual Meeting.

3.	Public Announcements. Promptly following the execution of this Agreement, the Company and Stockholder shall announce this Agreement and the material terms hereof by means of a jointly issued, mutually agreeable press release in the form attached hereto as Exhibit B (the “Press Release”). During the Standstill Period, neither the Company nor Stockholder, nor any Stockholder Affiliate, shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that Stockholder intends to file this Agreement (together with applicable exhibits) and the agreed-upon Press Release as an exhibit to its Schedule 13D pursuant to an amendment that the Company shall have the opportunity to review in advance. The Company understands that, by virtue of her appointment to the Board, Appointee shall be included as a filing person (inclusive of any shares of Common Stock beneficially owned by Appointee) on such amended Schedule 13D. The Company shall have an opportunity to review in advance any Schedule 13D filing made by Stockholder with respect to this Agreement or the matters addressed herein. Stockholder acknowledges and agrees that the Company intends to file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC.
4.	Confidentiality Agreement. The Company hereby agrees that: (i) the Appointee is permitted to and may provide confidential information to officers and employees of Stockholder subject to and solely in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit C (the “Confidentiality Agreement”) (which Stockholder agrees to execute and deliver to the Company simultaneously with Stockholder’s execution and delivery of this Agreement and cause the Appointee and such officers and employees of Stockholder to abide by) and (ii) the Company will execute and deliver the Confidentiality Agreement to Stockholder substantially contemporaneously with execution and delivery thereof by the other signatories thereto.
5.	Non-Disparagement. During the Standstill Period, Stockholder and the Company agree not to make, or cause to be made (whether directly or indirectly), any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the other party or their respective business, operations or financial performance, officers or directors or any person who has served as an officer or director of either party in the past, or who serves on or following the date of this Agreement as an officer, director or agent of either party (a) in any document or report filed with or furnished to the SEC or any other governmental agency, (b) in any press release or other publicly available format or (c) to any stockholder, investor, research analyst, journalist or member of the media (including without limitation, in a television, radio, internet, newspaper or magazine interview).
6.	Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.
7.	Representations and Warranties of Stockholder. Each member of Stockholder jointly represents and warrants that, as of the date of this Agreement, (a) Stockholder, together with all of the Stockholder Affiliates, collectively Beneficially Own, an aggregate of 4,300,000 shares of Common Stock; (b) except for such ownership, no member of Stockholder, individually or in the aggregate with all other members of Stockholder and the Stockholder Affiliates, has any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities, including through any derivative transaction described in the definition of “Beneficial Ownership” above; and (c) Stockholder collectively with the Stockholder Affiliates, have a Net Long Position of 4,300,000 shares of Common Stock. For avoidance of doubt, the shares reported in this Section 7 exclude shares of Common Stock (339 shares) beneficially owned by Appointee to be reported on the amended Schedule 13D (as referenced in Section 3) giving effect to the execution hereof.

8.	Certain Defined Terms. For purposes of this Agreement:
(a)	The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.
(b)	“Beneficial Ownership” of Voting Securities means ownership of: (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) and (iii) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Voting Securities.
(c)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(d)	The term “Net Long Position” shall mean: such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.
(e)	The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
(f)	“SEC” shall mean the Securities and Exchange Commission.
(g)	“Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

9.	Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. This Agreement shall be construed in accordance with, and this Agreement and all disputes hereunder shall be governed by, the laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on a non-exclusive basis, in any federal or state court of competent jurisdiction in the aforesaid courts. By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the non-exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.
10.	No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
11.	Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.
12.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Noodles & Company
520 Zang Street, Suite D
Broomfield, Colorado 80021
Attention:     Melissa M. Heidman
Email:           mheidman@noodles.com

if to Stockholder:

Hoak & Co.
3963 Maple Avenue, Suite 450
Dallas, Texas 75219
Attention:       J. Hale Hoak
Email:             hale@hoakco.com

13.	Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
14.	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.
15.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.
16.	No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.
17.	Fees and Expenses. Neither the Company, on the one hand, nor Stockholder, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.
18.	Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Noodles & Company

By:

/s/ Melissa Heidman

Name:

Melissa M. Heidman

Title

EVP, General Counsel & Secretary

Hoak Public Equities, L.P.

By: Hoak Fund Management, L.P., its general partner

By: Hoak & Co., its general partner

By:

/s/ J. Hale Hoak

J. Hale Hoak

President

Hoak & Co.

By:

/s/ J. Hale Hoak

J. Hale Hoak

President

J. Hale Hoak

By:

/s/ J. Hale Hoak

J. Hale Hoak

Hoak Fund Management, L.P.

By: Hoak & Co., its general partner

By:

/s/ J. Hale Hoak

J. Hale Hoak

President

James M. Hoak, Jr.

By:

/s/ J. Hale Hoak

J. Hale Hoak

Zierk Family 2010 Irrevocable Trust

By:

/s/ J. Hale Hoak

J. Hale Hoak, Trustee

Britain Peakes

By:

/s/ Britain Peakes

Britain Peakes

EXHIBIT A

THE HOAK PARTIES

James M. Hoak, Jr.

J. Hale Hoak

Hoak Public Equities, L.P.

Zierk Family 2010 Irrevocable Trust

Hoak & Co.

Hoak Fund Management, L.P.